EXHIBIT 10.37

July 8, 2021

Leah A. Schweller

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Dear Leah:

On behalf of PTGi International Carrier Services, Inc. (the “Company”), it is my pleasure to extend an offer of employment to you for the position of CFO of Charge Enterprises, Inc. (“CRGE”), the ultimate parent company of the Company. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

In your capacity as CFO, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report to Andrew Fox, CEO. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

Your principal place of employment will be at your home office, subject to business travel as needed to properly fulfill your employment duties and responsibilities. In accordance with Company policy, you will be eligible for reimbursement of approved, out of pocket expenses, to include but not limited to reasonable expenses incurred while on business travel.

Subject to satisfaction of all conditions described in this letter, this offer is based on a mutually acceptable start date, to be determined and communicated in writing (the “Start Date”).

In consideration for your services, you will be paid an annual base salary of $250,000, payable in accordance with payroll practices applicable to Company employees and subject to all withholdings and deductions as required by law.

You will be paid a one-time signing bonus in the amount of $100,000 (the “Signing Bonus”), payable on your first paycheck and in accordance with payroll practices applicable to Company employees and subject to all withholdings and deductions as required by law. The Signing Bonus is not subject to clawback, as defined in the 2020 Omnibus Equity Incentive Plan (the “Plan”).

You will be eligible to receive a discretionary annual bonus of up to 125% of your annual base salary. Annual discretionary bonuses are generally considered by the Compensation Committee in March following the performance year, i.e., March 2022 for 2021 performance, provided you are employed and in good standing on the date of consideration. For the performance year 2021, you will be eligible for a pro-rated annual bonus based on the number of days you are employed during the year.

Subject to approval of the Board of Directors (the “Board”) of CRGE, you will receive an incentive stock option to purchase 1,500,000 shares (the “Option”) of CRGE’s common stock, pursuant to the terms of CRGE’s then-current Plan and a Stock Option Agreement executed by CRGE and you (the "Option Agreement"). The Option and any shares of common stock you acquire pursuant thereto shall be subject to the terms, restrictions on transfer and voting provisions set forth in the Plan, the Option Agreement and any other agreement to which you shall become a party pursuant to the terms of the Plan or the Option Agreement, and to any applicable securities laws. The Option will have a five-year term, and vest as follows: 500,000 on each first, second and third-year anniversary of the date of grant. The option exercise price will be the closing price of CRGE’s common stock on the OTC Pink on the first day of your employment. The Option is not subject to clawback, as defined in the Plan.

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Subject to approval of the Board of CRGE, you will receive Restricted Stock Units (the “RSU”) of CRGE’s common stock, pursuant to the terms of CRGE’s then-current Plan and a Restricted Stock Unit Award Grant Notice executed by CRGE and you (the "RSU Agreement"). The RSU shall be subject to the terms, restrictions on transfer and voting provisions set forth in the Plan, the RSU Agreement and any other agreement to which you shall become a party pursuant to the terms of the Plan or the RSU Agreement, and to any applicable securities laws. The RSU is not subject to clawback, as defined in the Plan.

The number of CRGE RSUs granted will be determined on the first day of your employment based on the value and vesting schedule of your current AXP Performance Stock Units as follows:

1.	Step one: Determine the value of the existing AXP Performance Stock Units:

a.	Multiple the AXP (NYSE: AXP) close price on your first day of employment by your existing 4,128 AXP Performance Stock Units creating the “PSU Value”.

2.	Step two: Convert the PSU Value into CRGE RSU’s:

a.	Divide the PSU Value by the close price of CRGE’s common stock as of the close of business on your Start Date creating the number that CRGE will grant you in total.

3.	Step three: Mirror the current vesting schedule of the AXP Performance Stock Units:

a.	At your choice, the RSU’s will vest on the dates noted below OR the first day the shares of CRGE issued under the RSU Agreement are registered and free trading.

i.	40% on January 29, 2022
30% on January 29, 2023 30% on January 29, 2024

Effective on the first calendar day of the month immediately following the Start Date (or on the Start Date if on the first calendar day of the month), you will be eligible to participate in the Company’s employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D, and short-term and long-term disabilities.

Effective on the Start Date, you will be eligible for paid time off (“PTO”) of 27 days annually, accrued in accordance with payroll practices applicable to Company employees. Your PTO will be provided in accordance with the Company’s current policy on PTO leave, including but not limited to the fact that you will be eligible to carry forward a maximum of five (5) PTO days in any one year.

Effective on the Start Date, you will receive five (5) paid sick days to be used as needed during the calendar year in which your employment commenced. Thereafter, you will receive (5) paid sick days on January 1 of each year. In accordance with Company, unused sick days will be forfeited.

The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

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In the event your employment with the Company is terminated for reasons other than your voluntary resignation, death, disability, or for Good Cause (as defined below), the Company agrees to: (i) pay you all previously earned but unpaid base salary up to the date of termination, (ii) pay you separation pay equal to twelve (12) months of your then-current base salary (the “Separation Pay”) (iii) a portion of any annual incentive plan payment earned during the year of termination, prorated based upon the number of days employed during such year, and (iv) reimburse you for the monthly premiums for elected COBRA coverage for a period of up to six (6) months ((ii), (iii), and (iv) together “the Separation Benefit”).

Separation Pay will be paid in lump sum and in accordance with the Company’s regular payroll practices after the expiration of any applicable revocation period, unless otherwise required by law. All Separation Pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to Separation Benefits will be subject to you executing, delivering, and not revoking a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees, in a form acceptable to the Company.

“Good Cause” shall include, but not be limited to, the following: (i) any conduct by you involving moral turpitude; (ii) your commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude; (iii) any misconduct on your part in connection with your employment or in connection with or affecting the business of CRGE or any of its subsidiaries and affiliates; (iv) any dishonesty by you, including failure to report to the Company the dishonesty of others; (v) any failure to abide by laws applicable to you in your capacity as an employee of the Company; (vi) any failure or refusal on your part to perform the duties under this letter or to obey lawful directives from your supervisors, if not remedied within five (5) business days after the Company providing notice thereof; (vii) your disability (defined as your inability to perform the essential functions of the job for more than twelve (12) workweeks in any twelve (12) month period); (viii) any violation of any policy or code of the Company or relating to equal employment opportunity, harassment, business conduct or conflict of interest; and (ix) knowing neglect of reasonably assigned duties, use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances.

This offer letter shall be governed by the laws of New York, without regard to conflict of law principals.

This offer is contingent upon:

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Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.

2.	Satisfactory completion of reference checks and completion of a background investigation, for which the required notice and consent forms are attached to this letter.

3.	Your execution of the Company’s then-prevailing policies.

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaking any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions to your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss questions with your former before removing or copying the documents or information.

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We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below, and return this letter to me within five (5) business days. This offer is open for you to accept until Wednesday, July 14, 2021, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

Jamie Yung

Director of Human Resources

I have read and understand and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representation, express or implied, that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Leah A. Schweller

Signed: ____________________

Date: ______________________

Attachments:

I-9 Form’s List of Acceptable Documents

A Summary of Your Rights Under the Fair Credit Reporting Act

Employment Application/Consent and Authorization to Release Information

2020 Omnibus Equity Incentive Plan

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